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                                                                   EXHIBIT 10.13

                     THE CORTLAND SAVINGS & BANKING COMPANY
                             SPLIT DOLLAR AGREEMENT

     (composite: Article 6 as amended by letter agreement dated August 15, 2002 and Section 2.4 as amended by Second Amendment dated as of September 29,
     2005)

     THIS SPLIT DOLLAR AGREEMENT is made and entered into as of this 23rd day of February, 2001, by and between The Cortland Savings & Banking Company, an Ohio-chartered bank located in Cortland, Ohio (the "Company") and Rodger W. Platt (the "Executive"). This Split Dollar Agreement shall append the Split Dollar Endorsement entered into on even date herewith, or as subsequently amended, by and between the aforementioned parties.

     To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

                                    ARTICLE 1
                               GENERAL DEFINITIONS

     Capitalized terms not otherwise defined in this Split Dollar Agreement shall have the same meaning as defined in the Salary Continuation Agreement of even date herewith. The following terms shall have the meanings specified:

     1.1  "Insurer" means Great-West Life & Annuity Insurance Company.

     1.2  "Policy" means insurance policy no. 85998035 issued by the Insurer.

     1.3  "Insured" means the Executive.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

     2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of any death proceeds remaining after the Executive's interest has been paid pursuant to Article 2.2 below.

     2.2 Executive's Post-Retirement Death Benefit Interest. The Executive shall have the right to designate the beneficiary of death proceeds in an amount equal to 1 times the Executive's base annual salary at the time the Executive's employment with the Company terminates by reason of retirement. Base annual salary shall be defined by reference to compensation of the type (exclusive of board fees) that would be required to be reported by Securities and Exchange Commission Rule 228.402(b) (17 C.F.R. Section 228.402(b)), specifically, column
(c) of that rule's Summary Compensation Table (or any successor provision). For purposes of this Split Dollar Agreement, base annual salary will be the highest base annual salary amount achieved by the Executive during the Executive's last ten (10) years of employment with the Company prior to retirement. The Executive shall also have the right to elect and change settlement options specified in the Policy that may be permitted.

     2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Split Dollar Agreement is in effect without first giving the Executive or the Executive's transferee a right of first refusal to purchase the Policy for the Policy's interpolated terminal reserve value. Such right of first refusal to purchase the Policy must be exercised within 60 days from the date the Company gives written notice of the Company's intention to sell, surrender or transfer ownership of the Policy. This provision shall not impair the right of the Company to terminate this Split Dollar Agreement.

     2.4 Company-Paid Death Benefit if the Company Cancels the Policy. If the Policy is cancelled, surrendered, terminated, or allowed to lapse, in any such case without replacement, provided that when the

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Executive's employment with the Company terminates the Executive is entitled to benefits under the August 15, 2002 Amended Salary Continuation Agreement in effect at the time of employment termination, or if employment termination occurs because of the Executive's death, then the Executive's beneficiary designated in accordance with the Endorsement shall be entitled to death proceeds payable by the Bank in an amount in cash equal to the sum of (1) the amount specified in Section 2.2, measured at the time the Policy is cancelled, surrendered, terminated, or allowed to lapse, plus (2) a tax gross-up payment to compensate for federal and state income taxes imposed on the benefit specified in clause (1) of this Section 2.4. The tax gross-up payment required under this clause (2) of Section 2.4 shall be calculated in two steps, first by dividing the total death benefit specified in clause (1) of this Section 2.4 by one minus the sum of (x) the highest marginal individual federal income tax rate under the Internal Revenue Code at the time of the Executive's death (offset or reduced to account for the deductibility at the federal level of state income taxes), plus
(y) the highest marginal individual state income tax rate under Ohio law at the time of the Executive's death. Second, the death benefit specified in clause (1) of this Section 2.4 shall then be subtracted from the amount calculated in that first step. The difference shall be the additional tax gross-up payment to be made to compensate for taxes, regardless of whether it exceeds or is less than taxes imposed on the Executive's estate for "income in respect of a decedent." To illustrate with a simple hypothetical based on an assumed death benefit amount of $100,000 paid directly by the Bank under clause (1) of this Section 2.4, the additional tax gross-up payment would be calculated as follows if the highest marginal individual income tax rates are 35% (federal) and 7.5% (Ohio), taking into account the deductibility at the federal level of state income taxes:

     First Step:    $100,000 / divided by (1 - ((35% + 7.5%) - (35% x 7.5%))
                  = $100,000 / divided by (1 minus 39.875%)
                  = $100,000 / divided by 60.125%, or .60125
                  = $166,320

     Second Step:   $166,320 minus $100,000
                  = $ 66,320, the amount of the additional tax gross-up payment

                                    ARTICLE 3
                                    PREMIUMS

     3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

     3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the net death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                    ARTICLE 4
                                   ASSIGNMENT

     The Executive may assign without consideration all interests in the Policy and in this Split Dollar Agreement to any person, entity or trust. If the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Split Dollar Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in the Policy or in this Split Dollar Agreement.

                                    ARTICLE 5
                                     INSURER

     The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Split Dollar Agreement.

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                                    ARTICLE 6
                                CLAIMS PROCEDURE

  [Article 6 amended by Amendment No. 1 letter agreement dated August 15, 2002]

     6.1 Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

     6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

     6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.1.3.1 The specific reasons for the denial,

          6.1.3.2 A reference to the specific provisions of the Agreement on which the denial is based,

          6.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

          6.1.3.4 An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

          6.1.3.5 A statement of the claimant's right to bring a civil action under ERISA [Employees Retirement Income Security Act] Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

     6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

     6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

     6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional

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          60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

     6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          6.2.5.1 The specific reason for the denial,

          6.2.5.2 A reference to the specific provisions of the Agreement on which the denial is based,

          6.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

          6.2.5.4 A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

     This Split Dollar Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

     8.1 Binding Effect. This Split Dollar Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Applicable Law. This Split Dollar Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.4 Entire Agreement. This Split Dollar Agreement constitutes the entire split dollar agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Split Dollar Agreement other than those specifically set forth herein.

     8.5 Administration. The Company shall have the powers necessary to administer this Split Dollar Agreement, including but not limited to:

     (a)  Interpreting the provisions of the Split Dollar Agreement;

     (b) Establishing and revising the method of accounting for the Split Dollar Agreement;

     (c)  Maintaining a record of benefit payments; and

     (d) Establishing rules and prescribing any forms necessary or desirable to administer the Split Dollar Agreement.

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     8.6 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Split Dollar Agreement. It may delegate to others certain aspects of the management and operational responsibilities, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     8.7 Severability. If for any reason any provision of this Split Dollar Agreement is held invalid, such invalidity shall not affect any other provision of this Split Dollar Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Split Dollar Agreement is held invalid in part, such invalidity shall in no way affect the remainder of such provision not held so invalid, and the remainder of such provision, together with all other provisions of this Split Dollar Agreement, shall continue in full force and effect to the full extent consistent with the law.

     8.8 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Split Dollar Agreement.

     8.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

     (a) If to the Company, to:   Board of Directors
                                  The Cortland Savings and Banking Company
                                  194 West Main Street
                                  P.O. Box 98
                                  Cortland, Ohio 44410-1466

     (b) If to the Executive, to: Rodger W. Platt
                                  360 Cherry Hill
                                  Cortland, Ohio 44410

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have executed this Agreement as of the day and year first above written.

EXECUTIVE:                              BANK:
                                        THE CORTLAND SAVINGS AND BANKING COMPANY


/s/ Rodger W. Platt                     By: /s/ Lawrence A. Fantauzzi
-------------------------------------       ------------------------------------
Rodger W. Platt                             Lawrence A. Fantauzzi
                                            Senior Vice President, Controller,
                                            Secretary-Treasurer and Chief
                                            Financial Officer